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Genasense® Marketing Authorization Application in Melanoma
Accepted for Review by European Regulatory Agency

BERKELEY HEIGHTS, NJ – February 1, 2006 – Genta Incorporated (NASDAQ: GNTA) announced that the Company has received notice from the European Medicines Agency (EMEA) that its Marketing Authorization Application (MAA) for Genasense® (oblimersen) has been validated for review by the Agency, which signals the start of the scientific assessment procedure. The application proposes the use of Genasense plus dacarbazine for treatment of patients with advanced metastatic melanoma, particularly for patients for normal baseline levels of serum lactate dehydrogenase (LDH). Summary data that support this application can be viewed at: www.genta.com.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The Company has recently submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated